Exhibit 3.1

RESTATED CERTIFICATE OF TRUST

OF

THE FRONTIER FUND

This Restated Certificate of Trust of The Frontier Fund (the “Trust”), is being duly executed and filed by the undersigned, as trustee, to amend and restate the Certificate of Trust of the Trust as filed in the office of the Secretary of State of the State of Delaware on August 8, 2003, in accordance with the provisions of the Delaware Statutory Trust Act (12 Del. C. Section 3801 et seq.) (the “Act”).

The original Certificate of Trust is hereby amended and restated in its entirety, pursuant to Section 3810(c)(1) of the Act, to read as follows:

FIRST: Name: The name of the statutory trust is Equinox Frontier Funds.

SECOND: Delaware Trustee: The name and address of the trustee of the Trust with its principal place of business in the State of Delaware are Wilmington Trust Company, 1100 N. Market Street, Rodney Square North, Wilmington, Delaware 19890-0001.

THIRD: Series: Pursuant to Section 3806(b)(2) of the Act, the Trust shall issue one or more series of beneficial interests having the rights, powers and duties as set forth in the governing instrument of the Trust, as the same may be amended from time to time (each, a “Series”).

FOURTH: Notice of Limitation of Liability of each Series: Pursuant to Section 3804(a) of the Act, there shall be a limitation on liability of each particular Series such that the debts, liabilities, obligations and expenses incurred, contracted for or otherwise existing with respect to a particular Series shall be enforceable against the assets of that Series only, and not against the assets of the Trust generally or the assets of any other Series, and none of the debts, liabilities, obligations and expenses incurred, contracted for or otherwise existing with respect to the Trust generally or any other Series thereof shall be enforceable against the assets of such Series.

FIFTH: Effective Date: This Certificate of Trust shall be effective upon filing.

IN WITNESS WHEREOF, the undersigned has duly executed this Restated Certificate of Trust in accordance with Section 3811(a) of the Act.

WILMINGTON TRUST COMPANY,
not in its individual capacity but solely as Trustee

By:	/s/ David B. Young
Name: David B. Young
Title: Vice President